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                                                                 EXHIBIT (d)(11)

                                 March 28, 2002


Edison Schools Inc.
521 Fifth Avenue, 11th Floor
New York, NY  10175

Dear Ladies and Gentlemen:

     On June 20, 2000, Edison Schools Inc. (the "Company") and the undersigned entered into a letter agreement setting forth the terms of the undersigned's employment with the Company (the "Letter Agreement"). This letter agreement (the "First Amendment to Letter Agreement") sets forth an amendment to the Letter Agreement.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the undersigned, intending to be legally bound, hereby agree as follows:

     1. The first sentence of paragraph (iv) of the section of the Letter Agreement entitled "Termination/Severance Pay" is hereby deleted in its entirety and the following sentence inserted in lieu thereof:

     "In the event of a termination of your employment for any reason, other than your death or a termination of you by Edison for cause as defined in paragraph (iii) or a termination by you for reasons other than for "good reason", in addition to any other severance pay to which you maybe entitled, the Company will pay you a lump sum of $3.2 million (the "Lump-Sum Severance Payment") within 30 days after the Effective Termination Date."

     2. As amended hereby, the Letter Agreement is hereby confirmed to be in full force and effect.

     3. This First Amendment Letter Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof.

     4. This First Amendment to Letter Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of the Company and the undersigned.

     5. This First Amendment to Letter Agreement is governed by the substantive laws of the State of New York.



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     Please sign below to evidence your agreement to the foregoing.

                                           Sincerely,

                                            /s/ Benno C. Schmidt, Jr.
                                            -------------------------
                                            Benno C. Schmidt, Jr.


ACCEPTED AND AGREED:

EDISON SCHOOLS INC.

By: /s/ H. Christopher Whittle
    --------------------------------
Name:   H. Christopher Whittle
Title: Chief Executive Officer












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